
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial  information  extracted from the balance sheet and  statement  of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>                         0000786622
<NAME>                        KRUPP INSURED PLUS LIMITED PARTNERSHIP

<PERIOD-TYPE>                 3-MOS
<FISCAL-YEAR-END>             Dec-31-2000
<PERIOD-END>                  Mar-31-2000
<CASH>                          2,847,008
<SECURITIES>                   40,640,551<F1>
<RECEIVABLES>                     291,286
<ALLOWANCES>                            0
<INVENTORY>                             0
<CURRENT-ASSETS>                  265,836<F2>
<PP&E>                                  0
<DEPRECIATION>                          0
<TOTAL-ASSETS>                 44,044,681
<CURRENT-LIABILITIES>              12,976
<BONDS>                                 0
<PREFERRED-MANDATORY>                   0
<PREFERRED>                             0
<COMMON>                       43,833,271<F3>
<OTHER-SE>                        198,434<F4>
<TOTAL-LIABILITY-AND-EQUITY>   44,044,681
<SALES>                                 0
<TOTAL-REVENUES>                  876,607<F5>
<CGS>                                   0
<TOTAL-COSTS>                           0
<OTHER-EXPENSES>                  121,868<F6>
<LOSS-PROVISION>                        0
<INTEREST-EXPENSE>                      0
<INCOME-PRETAX>                   754,739
<INCOME-TAX>                            0
<INCOME-CONTINUING>               754,739
<DISCONTINUED>                          0
<EXTRAORDINARY>                         0
<CHANGES>                               0
<NET-INCOME>                      754,739
<EPS-BASIC>                             0
<EPS-DILUTED>                           0<F7>

<F1>Includes   Participating  Insured  Mortgages  ("PIMs")  of  $18,942,520  and
Mortgage-Backed Securities ("MBS") of $21,698,031.
<F2>Includes   prepaid   acquisition  fees  and  expenses  of  $844,252  net  of
accumulated amortization of $674,973 and prepaid participation servicing fees of $331,052 net of accumulated amortization of $234,495.
<F3>Represents  total equity of General Partners and Limited  Partners.  General
Partners deficit of ($246,206) and Limited Partners equity of $44,079,477.
<F4>Unrealized gains on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $25,264 of amortization of prepaid fees and expenses.
<F7>Net  income  allocated  $22,642 to the General  Partners and $732,097 to the
Limited Partners. Average net income per Limited Partner interest is $.10 on 7,500,099 Limited Partner interests outstanding.

